Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com
News Release

AMGEN’S SECOND QUARTER 2009 ADJUSTED

EARNINGS PER SHARE INCREASED 13 PERCENT TO $1.29

Second Quarter 2009 Revenue

Decreased 1 Percent to $3.7 Billion

Second Quarter 2009 GAAP Earnings Per Share

Increased 49 Percent to $1.25

2009 Total Revenue Trending Towards Upper End of

Current Guidance Range of $14.4–$14.8 Billion

2009 Adjusted Earnings Per Share Guidance Range of

$4.55–$4.75 Raised to $4.80–$4.95

THOUSAND OAKS, Calif. (July 27, 2009) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.29 for the second quarter of 2009, an increase of 13 percent compared to $1.14 for the second quarter of 2008. Adjusted net income increased 6 percent to $1,311 million in the second quarter of 2009 compared to $1,235 million in the second quarter of 2008.

Total revenue decreased 1 percent during the second quarter of 2009 to $3,713 million versus $3,764 million in the second quarter of 2008.

“We are optimistic about our financial performance in 2009 and are focused on making denosumab a success,” said Kevin Sharer, chairman and chief executive officer.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Adjusted EPS and adjusted net income for the second quarter of 2009 and 2008 exclude, for the applicable periods, stock option expense, certain expenses related to acquisitions, restructuring charges, the income tax benefit as a result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (IRS), loss accruals for settlements of certain commercial legal proceedings and certain other items. In addition, adjusted EPS and adjusted net income for the second quarter of 2009 and 2008 exclude the incremental non-cash interest expense resulting from a change in accounting for convertible debt as discussed below. These expenses and other items are itemized on the attached reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $1.25 in the second quarter of 2009, a 49 percent increase compared to $0.84 in the same quarter last year. GAAP net income increased 40 percent to $1,269 million in the second quarter of 2009 from $906 million in the second quarter of 2008. GAAP net income for the second quarter of 2009 was positively impacted by a $115 million income tax benefit as a result of resolving certain non-routine transfer pricing issues with the IRS. GAAP net income for the second quarter of 2008 was negatively impacted by $263 million in loss accruals for settlements of certain commercial legal proceedings. Effective Jan. 1, 2009, Amgen adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which changed the method of accounting for the Company’s convertible notes. In addition, as required, the Company also revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s GAAP EPS and net income have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting FSP APB 14-1, Amgen recorded $62 million and $58 million of additional non-cash interest expense in the second quarter of 2009 and 2008, respectively. In addition, the Company’s previously reported GAAP EPS and net income for the second quarter of 2008 have been reduced by $0.03 per share and $35 million to $0.84 per share and $906 million, respectively, as a result of adopting this new accounting method.

Product Sales Performance

During the second quarter of 2009, total product sales decreased 2 percent to $3,634 million from $3,692 million in the second quarter of 2008. Sales in the U.S. totaled $2,833 million in the second quarter of 2009, relatively unchanged versus $2,843 million in the second quarter of 2008. International sales decreased 6 percent to $801 million versus $849 million for the second quarter of 2008. The decline in second quarter 2009 sales reflects the unfavorable impact of changes in foreign exchange, which aggregated approximately $103 million. Excluding the impact of foreign exchange, total product sales increased 1 percent and international product sales increased 6 percent.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Worldwide sales of Aranesp® (darbepoetin alfa) decreased 16 percent to $693 million in the second quarter of 2009 versus $825 million during the second quarter of 2008. In the U.S., Aranesp sales decreased 21 percent to $338 million in the second quarter of 2009 versus $427 million in the second quarter of 2008. The decrease was principally driven by a decline in demand reflecting the negative impact, primarily in the supportive cancer care setting, of additional product label changes which occurred in August 2008, and, to a lesser extent, loss of segment share. International Aranesp sales decreased 11 percent to $355 million in the second quarter of 2009 versus $398 million in the second quarter of 2008 due to the unfavorable impact of changes in foreign exchange, which aggregated approximately $42 million and, to a lesser extent, segment decline. Excluding the impact of foreign exchange, worldwide Aranesp product sales decreased 11 percent and international product sales remained relatively unchanged.

Sales of EPOGEN® (Epoetin alfa) increased 3 percent to $638 million in the second quarter of 2009 versus $622 million in the second quarter of 2008 due to an increase in demand. The increase in demand is principally due to patient population growth and, to a lesser extent, an increase in average net sales price.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) decreased 4 percent to $1,158 million in the second quarter of 2009 versus $1,201 million for the second quarter of 2008. Combined sales of Neulasta and NEUPOGEN in the U.S. were $855 million in the second quarter of 2009 versus $869 million in the second quarter of 2008, a decrease of 2 percent due primarily to a decrease in demand. The decrease in demand was driven by a mid single digit decline in units sold, partially offset by an increase in average net sales price. Combined international sales decreased 9 percent to $303 million in the second quarter of 2009 versus $332 million for the second quarter of 2008. This decline is due to the unfavorable impact of changes in foreign exchange, which aggregated approximately $44 million, partially offset by segment growth and, to a lesser extent, an increase in demand driven by the continued conversion from NEUPOGEN to Neulasta. Excluding the impact of foreign exchange, combined worldwide product sales of Neulasta and NEUPOGEN remained relatively unchanged and international product sales increased 5 percent.

Sales of Enbrel® (etanercept) increased 7 percent in the second quarter of 2009 to $899 million versus $841 million in the second quarter of 2008, driven primarily by favorable changes in wholesaler inventories and an increase in demand. The increase in demand was principally due to a high single digit increase in the average net sales price partially offset by a decrease in units sold due to share declines as a result of increased competitive activity. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Worldwide sales of Sensipar® (cinacalcet) increased 11 percent to $167 million in the second quarter of 2009 versus $150 million during the second quarter of 2008, primarily as a result of increased demand.

Vectibix® (panitumumab) sales for the second quarter of 2009 were $56 million as compared to $32 million in the second quarter of 2008. Sales growth for the second quarter was driven by international demand as a result of recent launches of Vectibix in Europe.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 3 percent to $527 million in the second quarter of 2009 versus $512 million in the second quarter of 2008 primarily driven by higher fill and finish costs resulting from lower utilization at our manufacturing facility in Puerto Rico.

Research & Development (R&D) expenses were $657 million in the second quarter of 2009 versus $779 million in the second quarter of 2008, a decrease of 16 percent. This decrease is in part due to the $100 million expense in the second quarter of 2008 resulting from the upfront payment associated with the Kyowa Hakko collaboration. The remainder of the expense decrease was primarily driven by lower clinical trial costs for denosumab and Vectibix registrational studies, partially offset by a $50 million expense in the second quarter of 2009 resulting from the payment to obtain an exclusive license to Cytokinetics’ cardiac contractility program.

Selling, General & Administrative (SG&A) expenses were relatively unchanged at $891 million in the second quarter of 2009 versus $894 million in the prior year. Lower staff related expenses, lower litigation expenses, and lower enterprise resource planning (ERP) system related expenses were offset by higher promotional expenses for marketed products, increased spending for activities in preparation and anticipation of approval and launch of denosumab, and higher expenses associated with the Wyeth profit share due to higher ENBREL sales.

Excluding expenses associated with the Wyeth profit share of $301 million and $283 million in the second quarter of 2009 and 2008, respectively, adjusted SG&A expenses in the second quarter of 2009 decreased 3 percent versus the same quarter last year.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

The adjusted tax rate in the second quarter of 2009 was 18.1 percent compared to 22.2 percent in the second quarter of 2008. The decrease in the adjusted tax rate is primarily due to increased bulk manufacturing and profits in Puerto Rico and the fact that the Federal R&D tax credit had not yet been extended in the second quarter of 2008. The second quarter adjusted tax rate is not indicative of the anticipated full year rate, which is currently expected to be closer to the year-to-date adjusted rate of 19.7 percent.

Average diluted shares for adjusted EPS in the second quarter of 2009 were 1,016 million versus 1,080 million in the second quarter of 2008.

Capital expenditures for the second quarter of 2009 were approximately $139 million versus $165 million in the second quarter of 2008. Worldwide cash and marketable securities were $12.0 billion and adjusted outstanding debt was $12.2 billion at the end of the second quarter of 2009. The Company’s adjusted outstanding debt excludes the impact of adopting FSP APB 14-1 on the carrying values of its convertible debt. The Company’s outstanding debt presented in accordance with GAAP was $11.5 billion at the end of the second quarter of 2009.

2009 Guidance Update

Revenues for 2009 are trending towards the upper end of the current guidance range of $14.4 to $14.8 billion. Amgen now expects 2009 adjusted EPS to be in the range of $4.80 to $4.95, an increase from the previous range of $4.55 to $4.75, excluding stock option expense, certain expenses related to acquisitions, restructuring charges, the income tax benefit as a result of resolving certain non-routine transfer pricing issues with the IRS, the incremental non-cash interest expense resulting from the change in accounting for convertible debt, and certain other items itemized on the reconciliation table below.

The Company now expects 2009 capital expenditures to be less than $600 million, down from the previous estimate of approximately $650 million.

Second Quarter Product and Pipeline Update

The Company provided updates on selected products and clinical programs.

Denosumab: The Company discussed the previously announced results of its pivotal, Phase 3, head-to-head study where denosumab demonstrated superiority versus Zometa® (zoledronic acid) in the treatment of bone metastases in advanced breast cancer patients.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Vectibix: The Company discussed the approval of revisions to the U.S. prescribing information for the epidermal growth factor receptor (EGFr) class of antibodies, including Vectibix by the U.S. Food and Drug Administration (FDA). This decision follows the FDA’s December 2008 Oncologics Drugs Advisory Committee (ODAC) meeting where the clinical utility of the KRAS gene as a predictive biomarker in patients with metastatic colorectal cancer (mCRC) treated with anti-EGFr antibody was discussed. Use of Vectibix is not recommended for the treatment of colorectal cancer with KRAS mutations in codon 12 or 13.

Motesanib: The Company indicated that enrollment has resumed for the Phase 3 MONET1 trial evaluating motesanib in combination with paclitaxel and carboplatin for the first-line treatment of advanced non-small cell lung cancer (NSCLC). The Company also noted that the data from Phase 2 study evaluating motesanib in combination with chemotherapy or bevacizumab in combination with chemotherapy will be presented at the World Conference on Lung Cancer. Motesanib is part of a broad co-development program between Amgen and Takeda and Millennium: the Takeda Oncology Company.

AMG 423: The Company noted it exercised its option to the worldwide rights (excluding Japan) of Cytokinetics’ cardiac contractility program, which includes CK-1827452, a novel cardiac myosin activator being developed for the treatment of heart failure.

Emerging Pipeline: The Company provided an update on several of its clinical programs:

AMG 102: In Phase 2 studies, limited efficacy was seen in glioblastoma multiforme and renal cell carcinoma when AMG 102 was administered in monotherapy, but the effect size was not large enough to warrant moving forward with late-stage studies in these indications. Phase 2 combination studies with AMG 102 in the gastric, prostate, mCRC, and small cell lung cancer settings continue.

Dulanermin: The Company has received a preliminary report on the Phase 2 NSCLC study with dulanermin (rhApo2L/TRAIL), which is being developed in collaboration with Genentech. The Phase 2 program continues to progress and the Company will be reviewing the complete NSCLC data set with Genentech later this year.

AMG 222: The Company has received results from a Phase 2a study of AMG 222 in patients with type 2 diabetes. The results support continued Phase 2 development of AMG 222.

AMG 785: The Company announced that it is in the process of initiating Phase 2 studies of AMG 785 (Sclerostin) in fracture healing and postmenopausal osteoporosis.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP basis) for the three and six months ended June 30, 2009 and 2008. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP basis) on June 30, 2009. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2008, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2009					Three Months Ended June 30, 2008
	GAAP	Adjustments		“Adjusted”		GAAP (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$3,634	$—		$3,634		$3,692	$—		$3,692
Other revenues	79	—		79		72	—		72

Total revenues	3,713	—		3,713		3,764	—		3,764

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	531	(3	)(b)	527		515	(3	)(b)	512
		(1	)(c)
Research and development	693	(16	)(b)	657		809	(11	)(b)	779
		(3	)(c)				(1	)(c)
		(17	)(d)				(18	)(d)
Selling, general and administrative	910	(16	)(b)	891		904	(10	)(b)	894
		(3	)(c)
Amortization of certain acquired intangible assets	73	(73	)(e)	—		73	(73	)(e)	—
Other charges	49	(29	)(c)	—		284	(21	)(c)	—
		(20	)(f)				(263	)(f)

Total operating expenses	2,256	(181)		2,075		2,585	(400)		2,185

Operating income	1,457	181		1,638		1,179	400		1,579
Interest expense, net	150	(62	)(g)	88		137	(58	)(g)	79
Interest and other income, net	50	—		50		88			88

Income before income taxes	1,357	243		1,600		1,130	458		1,588
Provision for income taxes	88	86	(i)	289		224	129	(l)	353
		115	(j)

Net income	$1,269	$42		$1,311		$906	$329		$1,235

Earnings per share:
Basic	$1.25			$1.29		$0.84			$1.15
Diluted (m)	$1.25			$1.29	(b)	$0.84			$1.14	(b)
Average shares used in calculation of earnings per share:
Basic	1,013			1,013		1,078			1,078
Diluted (m)	1,017			1,016	(b)	1,081			1,080	(b)

(a) - (m)	See explanatory notes on the following pages, which includes a discussion in note (a) of the retrospectively applied change in method of accounting for our convertible notes under Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Six months ended June 30, 2009					Six months ended June 30, 2008
	GAAP	Adjustments		“Adjusted”		GAAP (a)	Adjustments		“Adjusted”
Revenues:
Product sales	$6,872	$—		$6,872		$7,229	$—		$7,229
Other revenues	149	—		149		148	—		148

Total revenues	7,021	—		7,021		7,377	—		7,377

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	1,008	(6	)(b)	1,001		1,061	(6	)(b)	1,054
		(1	)(c)				(1	)(c)
Research and development	1,326	(27	)(b)	1,262		1,503	(23	)(b)	1,440
		(3	)(c)				(3	)(c)
		(34	)(d)				(36	)(d)
							(1	)(h)
Selling, general and administrative	1,708	(26	)(b)	1,665		1,778	(23	)(b)	1,756
		(17	)(c)				1	(c)
Amortization of certain acquired intangible assets	147	(147	)(e)	—		147	(147	)(e)	—
Other charges	54	(34	)(c)	—		294	(31	)(c)	—
		(20	)(f)				(263	)(f)

Total operating expenses	4,243	(315)		3,928		4,783	(533)		4,250

Operating income	2,778	315		3,093		2,594	533		3,127
Interest expense, net	297	(123	)(g)	174		286	(115	)(g)	171
Interest and other income, net	108	—		108		202	—		202

Income before income taxes	2,589	438		3,027		2,510	648		3,158
Provision for income taxes	301	155	(i)	596		504	201	(l)	705
		115	(j)
		25	(k)

Net income	$2,288	$143		$2,431		$2,006	$447		$2,453

Earnings per share:
Basic	$2.24			$2.38		$1.85			$2.27
Diluted (m)	$2.23			$2.37	(b)	$1.85			$2.26	(b)
Average shares used in calculation of earnings per share:
Basic	1,023			1,023		1,083			1,083
Diluted (m)	1,027			1,026	(b)	1,086			1,085	(b)

(a) - (m)	See explanatory notes on the following pages, which includes a discussion in note (a) of the retrospectively applied change in method of accounting for our convertible notes under FSP APB 14-1.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	Effective January 1, 2009, we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms.

In connection with applying this new accounting to prior periods, we recorded $58 million and $115 million of additional non-cash interest expense in the three and six months ended June 30, 2008, respectively. As a result, our previously reported results of operations calculated in accordance with GAAP have been revised for the three and six months ended June 30, 2008, as follows:

	Three months ended June 30, 2008
	As originally reported	Effect of FSP APB 14-1	“Revised”
Operating income	$1,179	$—	$1,179
Interest expense, net	79	58	137
Interest and other income, net	88	—	88

Income before income taxes	1,188	(58)	1,130
Provision for income taxes	247	(23)	224

Net income	$941	$(35)	$906

Earnings per share:
Basic	$0.87	$(0.03)	$0.84
Diluted	$0.87	$(0.03)	$0.84

	Six months ended June 30, 2008
	As originally reported	Effect of FSP APB 14-1	“Revised”
Operating income	$2,594	$—	$2,594
Interest expense, net	171	115	286
Interest and other income, net	202	—	202

Income before income taxes	2,625	(115)	2,510
Provision for income taxes	548	(44)	504

Net income	$2,077	$(71)	$2,006

Earnings per share:
Basic	$1.92	$(0.07)	$1.85
Diluted	$1.91	$(0.06)	$1.85

(b)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three and six months ended June 30, 2009 and 2008, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $35 million and $59 million, respectively, and $24 million and $52 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2009 and 2008 was as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
“Adjusted” diluted EPS, excluding stock option expense	$1.29	$1.14	$2.37	$2.26
Impact of stock option expense (net of tax)	(0.02)	(0.01)	(0.04)	(0.03)

“Adjusted” diluted EPS, including stock option expense	$1.27	$1.13	$2.33	$2.23

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

(c)	To exclude the following (expenses)/recoveries associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified, as follows:

	Separation costs (1)	Asset impairment	Other (2)	Total
Three months ended June 30, 2009
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(1)	$—	$(1)
Research and development (R&D)	3	(5)	(1)	(3)
Selling, general and administrative (SG&A)	2	—	(5)	(3)
Other charges	(29)	—	—	(29)

	$(24)	$(6)	$(6)	$(36)

Three months ended June 30, 2008
R&D	$(1)	$—	$—	$(1)
Other charges	—	(12)	(9)	(21)

	$(1)	$(12)	$(9)	$(22)

Six months ended June 30, 2009
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(1)	$—	$(1)
R&D	3	(5)	(1)	(3)
SG&A	2	—	(19)	(17)
Other charges	(34)	—	—	(34)

	$(29)	$(6)	$(20)	$(55)

Six months ended June 30, 2008
Cost of sales (excludes amortization of certain acquired intangible assets)	$—	$(1)	$—	$(1)
R&D	(3)	—	—	(3)
SG&A	—	—	1	1
Other charges	(4)	(14)	(13)	(31)

	$(7)	$(15)	$(12)	$(34)

(1)	Severance and other separation costs partially offset in 2009 by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which will be forfeited as a result of the employees’ termination.

(2)	To exclude (i) from SG&A in 2009, integration costs associated with certain cost saving initiatives and (ii) from Other charges in 2008, loss accruals for leases principally related to certain facilities that will not be used in our business.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(e)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(f)	To exclude loss accruals for settlements of certain commercial legal proceedings.

(g)	To exclude the incremental non-cash interest expense resulting from our adoption of FSP APB 14-1 (see (a) above).

(h)	To exclude merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. acquisition, primarily related to incremental costs associated with retention.

(i)	To reflect the tax effect of the above adjustments for 2009, excluding certain of the loss accruals for settlements of commercial legal proceedings (see (f) above).

(j)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service (“IRS”) for prior periods.

(k)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(l)	To reflect the tax effect of the above adjustments for 2008, excluding certain of the restructuring charges (see (c) above) and certain of the loss accruals for settlements of commercial legal proceedings (see (f) above).

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

(m)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended June 30, 2009			Three months ended June 30, 2008
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,269	$1,311		$906	$1,235

Shares (Denominator):
Weighted-average shares for basic EPS	1,013	1,013		1,078	1,078
Effect of dilutive securities	4	3	(*)	3	2	(*)

Weighted-average shares for diluted EPS	1,017	1,016		1,081	1,080

Diluted earnings per share	$1.25	$1.29		$0.84	$1.14

	Six months ended June 30, 2009			Six months ended June 30, 2008
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,288	$2,431		$2,006	$2,453

Shares (Denominator):
Weighted-average shares for basic EPS	1,023	1,023		1,083	1,083
Effect of dilutive securities	4	3	(*)	3	2	(*)

Weighted-average shares for diluted EPS	1,027	1,026		1,086	1,085

Diluted earnings per share	$2.23	$2.37		$1.85	$2.26

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and six months ended June 30, 2009 and 2008 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Aranesp® - U.S.	$338	$427	$630	$832
Aranesp® - International	355	398	689	754
EPOGEN® - U.S.	638	622	1,203	1,176
Neulasta® - U.S.	625	648	1,219	1,217
NEUPOGEN® - U.S.	230	221	432	444
Neulasta® - International	206	214	389	401
NEUPOGEN® - International	97	118	191	225
Enbrel® - U.S.	846	789	1,558	1,693
Enbrel® - International	53	52	99	99
Sensipar® - U.S.	113	102	212	195
Sensipar® - International	54	48	103	88
Vectibix® - U.S.	24	25	49	57
Vectibix® - International	32	7	60	9
Other product sales - U.S.	19	9	32	18
Other product sales - International	4	12	6	21

Total product sales	$3,634	$3,692	$6,872	$7,229

U.S.	$2,833	$2,843	$5,335	$5,632
International	801	849	1,537	1,597

Total product sales	$3,634	$3,692	$6,872	$7,229

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2009	December 31, 2008 (a)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$11,965	$9,552
Trade receivables, net	2,182	2,073
Inventories	2,061	2,075
Other current assets	1,488	1,521

Total current assets	17,696	15,221
Property, plant and equipment, net	5,800	5,879
Intangible assets, net	2,780	2,988
Goodwill	11,339	11,339
Other assets	1,225	1,000

Total assets	$38,840	$36,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,548	$3,886
Current portion of other long-term debt	1,000	1,000

Total current liabilities	4,548	4,886
Convertible notes	4,383	4,257
Other long-term debt	6,088	4,095
Other non-current liabilities	2,461	2,304
Stockholders’ equity	21,360	20,885

Total liabilities and stockholders’ equity	$38,840	$36,427

Shares outstanding	1,015	1,047

(a)	As discussed in more detail above in the notes to the Reconciliation of GAAP Earnings to “Adjusted” Earnings, effective January 1, 2009, we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. As a result, our previously reported Consolidated Balance Sheet as of December 31, 2008 has been revised as follows:

	December 31, 2008
	As originally reported	Effect of FSP APB 14-1		“Revised”
Other non-current assets	$1,016	$(16)		$1,000
Convertible notes	5,081	(824	) (1)	4,257
Other non-current liabilities	1,995	309	(2)	2,304
Stockholders’ equity	20,386	499	(3)	20,885

(1)	The reduction in Convertible notes reflects the bifurcation of the equity components of our convertible notes partially offset by the accretion of the reduced carrying values resulting from the recognition of non-cash interest expense through December 31, 2008.

(2)	The increase in Other non-current liabilities reflects the impact of deferred income taxes.

(3)	The increase in Stockholders’ equity reflects the addition of the equity components of our convertible notes, partially offset by (i) non-cash interest expense recognized through December 31, 2008 related to the accretion of the reduced carrying values of our convertible notes and (ii) the impact of deferred income taxes.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In billions)

(Unaudited)

	June 30, 2009
	GAAP	FSP APB 14-1 Adjustments		“Adjusted”
Total debt outstanding	$11.5	$0.7	(a)	$12.2

(a)	To exclude the impact of the change in method of accounting for our convertible notes under FSP APB 14-1, as discussed on the preceding pages.

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AMGEN’S SECOND QUARTER ADJUSTED EPS INCREASED 13 PERCENT TO $1.29;

SECOND QUARTER REVENUE DECREASED 1 PERCENT TO $3.7 BILLION

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2009

(Unaudited)

2009
“Adjusted” earnings per share guidance	$4.80 - $4.95

Known adjustments to arrive at GAAP earnings:
Amortization of acquired intangible assets, product technology rights (a)	(0.18)
Incremental non-cash interest expense (b)	(0.15)
Tax settlement (c)	0.11
Stock option expense (d)	(0.06) - (0.08)
Cost savings initiatives (e)	(0.04) - (0.05)
Amortization of acquired intangible assets, R&D technology rights (f)	(0.04)
California tax law change (g)	0.02
Legal settlements (h)	(0.01)

GAAP earnings per share guidance	$4.42 - $4.60

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from our adoption of FSP APB 14-1.

(c)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the IRS for prior periods.

(d)	To exclude stock option expense associated with SFAS No. 123R.

(e)	To exclude costs related to cost saving initiatives.

(f)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(g)	To exclude the net tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective for future periods.

(h)	To exclude loss accruals for settlements of certain commercial legal proceedings.

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